JOHN HANCOCK STRATEGIC SERIES
                              101 Huntington Avenue
                                Boston, MA 02199




John Hancock Funds, Inc.
101 Huntington Avenue
Boston, MA  02199

Ladies and Gentlemen:

         Pursuant to Section 14 of the Distribution Agreement dated as of August 1, 1991 between John Hancock Strategic Series (the "Trust") and John Hancock Funds, Inc., please be advised that the Trust has established a new series of its shares, namely, John Hancock High Income Fund (the "Fund"), and please be further advised that the Trust desires to retain John Hancock Funds, Inc. to serve as distributor and principal underwriter under the Distribution Agreement for the Fund.

         Please indicate your acceptance of this responsibility by signing this letter as indicated below.



JOHN HANCOCK FUNDS, INC.            JOHN HANCOCK STRATEGIC SERIES
                                    On behalf of John Hancock High Income Fund



By:      /s/James V. Bowhers                By:      /s/Maureen R. Ford
         ---------------------------                 ------------------
         James V. Bowhers                            Maureen R. Ford
         President                                   President


Dated:  March 1, 2001


s:\funds\strategic\high income\high income distribution agt amendment